    As filed with the Securities and Exchange Commission on January 9, 1998



                                                    Registration No. 333-43915



                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                               ------------------

                              AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             COMPUWARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ------------------

             MICHIGAN                                              7371, 7372                            38-2007430
   (State or other jurisdiction                           (Primary standard industrial                (I.R.S. Employer
of incorporation or organization)                         classification code numbers)             Identification No.)

   31440 NORTHWESTERN HIGHWAY, FARMINGTON HILLS, MICHIGAN  48334-2564,
                                (248) 737-7300
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ------------------

                         PETER KARMANOS, JR., CHAIRMAN
                             COMPUWARE CORPORATION
   31440 NORTHWESTERN HIGHWAY, FARMINGTON HILLS, MICHIGAN 48334-2564,
                                (248) 737-7300
           (Name, address, including zip code, and telephone number, including area code, of agent for service for Registrant)
                                   Copies to:

                              DONALD J. KUNZ, ESQ.
                       HONIGMAN MILLER SCHWARTZ AND COHN
                          2290 FIRST NATIONAL BUILDING
                            DETROIT, MICHIGAN  48226
                                 (313) 256-7800



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

---------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

2




         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICIATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                             COMPUWARE CORPORATION
                                3,341,603 SHARES
                                  COMMON STOCK



         The 3,341,603 shares of Common Stock offered hereby are being offered by the Selling Shareholders described in this Prospectus under "Selling Shareholders." Compuware Corporation ("Compuware" or the "Company") will not receive any of the proceeds from the offering. The Common Stock is quoted on the Nasdaq National Market under the symbol "CPWR". On January 7, 1998, the last reported sale price for the Common Stock, as reported on the Nasdaq National Market was $36.25 per share.


         After completion of this offering, Peter Karmanos, Jr., the Chairman of the Board and Chief Executive Officer of the Company, will control approximately 12.0% of the vote of the Common Stock.

                        -------------------------------

       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                             SEE "RISK FACTORS."


                        -------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                        Underwriting          Proceeds to
                                        Discounts and           Selling
                  Price to Public       Commissions           Shareholders
--------------------------------------------------------------------------------
[S]               [C]                   [C]                   [C]
                    Market (1)           Customary(2)           Net (3)(4)

================================================================================

(1) The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders, or by pledges, donees, transferees or other successors in interest of the Selling Shareholders. Such sales may be made on the Nasdaq National Market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices; therefore, the price to the public cannot be determined at this time.

(2) The shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. The amount of any such commissions or discounts, which will be paid by the Selling Shareholders, cannot be determined at this time.

(3) These securities are offered on behalf of the Selling Shareholders, and, therefore, no proceeds from the offering of such securities will be paid to the Company.

(4) All proceeds are before deduction of the total expenses of this offering, including legal, accounting, and printing expenses, which are estimated to be approximately $70,000 and will be borne by the Company.



                 Subject to completion, dated January 9, 1998



               The date of this Prospectus is January _____, 1998

   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and its Regional Offices located at Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, Suite 1300 New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

   The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of the applicable documents filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents heretofore filed by the Company with the Commission (File No. 0-20900) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (1)  Registration Statement on Form 8-A dated November 27, 1992;

         (2)  Annual Report on Form 10-K for the fiscal year ended March 31,
              1997;

         (3) Proxy Statement with respect to Annual Meeting of Shareholders held August 26, 1997; and

         (4) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997.

         Also incorporated by reference in this Prospectus is the Company's Registration Statement, dated September 21, 1994, filed with the Commission (File No. 33-82734) pursuant to the Securities Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge by persons, including beneficial owners, to whom this Prospectus is delivered. Requests should be made to Christopher M.F. Norris, Director, Corporate Communications, 31440 Northwestern Hwy., Farmington Hills, MI 48334-2564, (248) 737-7300.

                                  THE COMPANY

         Compuware provides software products and professional services designed to increase the productivity of the information systems departments of the 15,000 largest users worldwide deploying data processing technology. The Company focuses on the run-time, application development and system management environments for the mainframe and client/server markets where it has extensive experience and has established long-term customer relationships and where its products and services yield the most benefit.

         Compuware's integrated line of run-time software products improve programmer productivity in testing, debugging and maintaining large-scale application software. The Company's target market for its current run-time products includes users of all major IBM and IBM-compatible mainframe programming environments, including the MVS and VSE operating systems, the CICS communications system and the IMS and DB2 database management systems.

         The Company also develops, markets and supports client/server application development and system management products that assist software developers in creating, deploying and maintaining client/server applications, as well as managing these complex environments. Compuware's application development software toolset, UNIFACE, enables software developers to create applications that are not tied to any specific hardware platform, operating system, database management system or graphical user interface. The Company's client/server system management products help diagnose and correct system problems as they occur, optimize system performance and manage various hardware and software configurations across the network from a single location.

         The Company also offers a broad range of data processing professional services including business systems analysis, design and programming, software conversion and systems planning and consulting. The increase in the adoption of client/server systems has accelerated the growth of the market for professional services and consulting to assist customers in application development and systems management. Compuware has trained its professional services staff in UNIFACE technology so that it can assign a significant portion of such personnel to fulfill client/server-oriented consulting and implementation requirements.

         The Company was incorporated in Michigan in 1973. Unless the context otherwise requires, references in this Prospectus to the "Company" and "Compuware" refer to Compuware Corporation and its consolidated subsidiaries. The Company's executive offices are located at 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564, and its telephone number is (248) 737-7300.

                                  RISK FACTORS

         The following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

FLUCTUATIONS IN QUARTERLY PERFORMANCE

         The Company's revenues vary from quarter to quarter, with the largest portion of revenues historically recognized in the third and fourth quarters of each fiscal year. The Company believes that these quarterly patterns are partly attributable to the Company's sales commission policies on its software products, which compensate sales personnel for meeting or exceeding annual quotas, and to the budgeting and purchasing cycles of customers. The Company typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in the quarter. The Company's professional services revenues may fluctuate quarterly due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of professional services personnel.

         The Company's quarterly operating results may fluctuate due to numerous factors, including the demand for the Company's products and professional services, the size and timing of customers' orders, the introduction of new products and product enhancements by the Company or its competitors, price changes by the Company, changes in the proportion of revenues attributable to licenses versus service fees, product mix, commencement or conclusion of significant services contracts, changes in foreign currency exchange rates, timing of acquisitions and associated costs, and competitive conditions in the industry. Net income may be disproportionately affected by a reduction in revenues because only a small portion of the Company's expenses varies with revenues.

         The Company's operating plan has traditionally been based on products and professional services for the mainframe market. If the proportion of the Company's revenues derived from the client/server market increases, the Company's operating margins could be lower as a percentage of total revenues. Professional services have traditionally been less profitable than products, with professional services generally more profitable in the client/server market than in the mainframe market. On the other hand, the market for client/server products is more competitive than the Company's traditional mainframe product market and, therefore, may not be as profitable. Although the proportion of the Company's net income derived from the client/server market has remained relatively constant over the past three years, the proportion of net income derived from the client/server and mainframe markets may change in the immediate future. The Company cannot predict the extent to which the above factors will lead to changes in its overall operating results.

TECHNOLOGICAL CHANGE

         The Company's success will depend in part on its ability to develop product enhancements and new products which keep pace with continuing changes in technology and customer preferences. There can be no assurance that the Company will be successful in developing product enhancements or new products to address changing technologies adequately, that it can introduce such products on a timely basis, or that any such products or enhancements will be successful in the marketplace. The Company's failure to develop technological improvements or to adapt its products to technological change may, over time, have a material adverse effect on the Company's business. In addition, the majority of the Company's products are purchased by customers using IBM and IBM-compatible mainframe computing platforms and, to a much lesser extent, workstations and personal computers. Worldwide, computing power is increasingly provided by alternative computing platforms, including mid-range computers, client/server networks, workstations and personal computers ("PCs"). A significant shift in the way the Company's customers use computing platforms may have a material adverse effect on the Company's business.

INTERNATIONAL SALES

         The Company derived approximately $253.8 million, $208.8 million and $189.6 million of revenues from foreign operations and export sales in fiscal 1997, 1996 and 1995, respectively, which constituted approximately 31.2%, 34.0% and 35.5% of total revenues for those periods. The Company expects that such sales will continue to generate a significant percentage of its total revenues. Products are priced in the currency of the country in which they are sold. Although the Company seeks to reduce this risk by hedging, changes in the exchange rates of foreign currencies or exchange controls may adversely affect the Company's results of operations. The international business is also subject to other risks, including the need to comply with foreign and U.S. export laws and the greater difficulty of managing business overseas. In addition, the Company's foreign operations are affected by general economic conditions in the international markets in which the Company does business. A prolonged economic downturn in Europe or Asia Pacific may have a material adverse effect on the Company's business.

RELIANCE ON ACQUISITIONS

         Substantially all of the Company's products have been developed from acquired technology and products. To date, the Company has been successful in developing acquired products and technologies into marketable software suitable for its distribution channels. The Company believes that its future growth lies, in part, in continuing to identify, acquire and then develop promising technologies and products. While the Company is continually searching for acquisition opportunities, there are presently no agreements, arrangements or understandings with respect to any material acquisition and there can be no assurance that the Company will continue to be successful in identifying, acquiring and developing products and technology. If any potential acquisition opportunities are identified, there can be no assurance that the Company will consummate and successfully integrate any such acquisitions and there can be no assurance as to the timing or effect on the business of the Company of any such acquisitions.

IBM MAINFRAME DEPENDENCE

         The Company's currently available run-time software products, which comprise the majority of the Company's revenues for software products, are designed for use with IBM and IBM-compatible mainframe computers. Specifically, these software products target users of the MVS and VSE operating systems, the CICS communications subsystem and the IMS and DB2 database management systems. As a result, future sales of the Company's existing run-time products and associated recurring maintenance revenues are dependent upon continued use of IBM and IBM-compatible mainframes and their related systems software. In addition, because the Company's run-time products operate in conjunction with IBM systems software, changes to IBM systems software may require the Company to adapt its run-time products to these changes. An inability to do so, or any delay in doing so, may adversely affect the Company's operating results.

COMPETITION

         The markets for Compuware's software products are highly competitive and characterized by continual change and improvement in technology. Compuware's competitors include BMC Software, Inc., Computer Associates International, Inc., Centura Software Corporation, Forte Software, Inc., Informix Corporation, Oracle Corporation, PLATINUM Technology, Inc., Sybase, Inc., and VIASOFT, Inc. None of the competitors competes in all of the same
product lines as Compuware.   In addition, although Compuware believes its
products are generally complementary to those marketed by IBM, IBM does offer some products that are directly competitive and there can be no assurance that IBM will not choose to offer significant competing products in the future. The principal competitive factors affecting the market for the Company's software products include: responsiveness to customer needs, functionality, performance, reliability, ease of use, quality of customer support, vendor reputation and price. The Company believes, based on its current market position, that it has competed effectively in the software products marketplace to date. Nevertheless, a variety of external and internal events and circumstances could adversely affect the Company's competitive capacity. The Company's ability to remain competitive will depend, to a great extent, upon its performance in product development and customer support. To be successful in the future, the Company must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings.

         The market for data processing professional services is highly competitive, fragmented and characterized by low barriers to entry.
Compuware's principal competitors in professional services include Andersen Consulting, Electronic Data Systems Corporation, IBM's Integrated Systems Solutions Corp. and numerous small regional and local firms in the markets in which Compuware has professional services offices. Several of these competitors have substantially greater financial, marketing, recruiting and training resources than Compuware. The principal competitive factors affecting the market for Compuware's professional services include responsiveness to customer needs, breadth and depth of technical skills offered, availability and productivity of personnel, ability to demonstrate achievement of results and price. Due to the continued increase in revenues in professional services, Compuware believes that it has competed effectively to date in all these areas. There is no assurance that the Company will be able to compete as successfully in the future.

PROFESSIONAL SERVICES CUSTOMER CONCENTRATION

         A substantial portion of the Company's data processing professional services revenues in any one year has historically been derived from a small number of clients. In fiscal 1997, 1996 and 1995, approximately 9.4%, 9.0% and 11.4%, respectively, of the Company's professional services revenues were attributable to The Ford Motor Company ("Ford"). The Company believes that Ford will continue to represent a significant portion of the revenues of the professional services business for at least the next twelve months. The loss of, or reduced demand for services from, any of the Company's major services clients could have an adverse effect on the results of operations.

PROPRIETARY RIGHTS

         The Company regards its software as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to obtain and use information that the Company regards as proprietary. The Company has no patents, and existing copyright laws afford only limited practical protection. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Furthermore, as the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that software developers will become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend.

         During the due diligence stage of any software acquisition, the Company researches and investigates the title to the software it will be acquiring from the seller. This investigation generally includes without limitation, litigation searches, copyright and trademark searches, review of development documents and interviews with key employees of the seller regarding development, title and ownership of the software products being acquired. The acquisition document itself generally contains representations, warranties and covenants concerning the title and ownership of the software products as well as indemnification and remedy provisions in the event the representations, warranties and covenants are breached by the seller. New hires of the Company sign an offer letter which states that the new employee is being hired for his or her talent and skill rather than for any trade secrets or proprietary information of others of which he or she may have knowledge. Further, employees of the Company execute an employee agreement that provides that work developed for the Company or clients of the Company belong to the Company or its clients, respectively. Although Compuware has not received any claims that its products infringe on the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against Compuware in the future with respect to current and future products or that any such assertion may not require Compuware to enter into royalty arrangements or result in costly litigation.

DEPENDENCE ON KEY EMPLOYEES AND TECHNICAL PERSONNEL

         The Company's success will depend in part upon the continued service of its key senior management and technical personnel. All executive officers are subject to employment contracts and the Company maintains key man life insurance on all such personnel in amounts ranging from $0.5 million to $7.2 million. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, managerial and marketing personnel. The market for professional services and software products personnel has historically been, and the Company expects that it will continue to be, intensely competitive. To date, the Company has been successful in attracting and retaining qualified technical personnel. There can be no assurance, however, that the Company will continue to be successful in attracting or retaining such personnel. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business.

CONTROL BY CERTAIN PRINCIPAL SHAREHOLDERS

         As of the date of this Prospectus, Peter Karmanos, Jr., Chairman of the Board, Chief Executive Officer and a Director of the Company, had the power to vote 12.0% of the outstanding shares of Common Stock of the Company.
Certain shareholders who had owned, as of the date of this Prospectus, an aggregate of 18,927,586 shares of Common Stock (not including 1,758,600 shares subject to options) have granted Mr. Karmanos proxies, expiring in November 2002, to vote their shares, including shares subject to such options, in all matters coming before the shareholders. A proxy granted by Mr. Karmanos' wife, Debra Glendening Karmanos, does not bear an expiration date. Such shareholders are permitted to sell their shares free of the proxies in bona fide open market transactions. Except for the proxy granted by

Debra Glendening Karmanos, the proxies will be exercisable by Thomas Thewes, if he survives Mr. Karmanos. As a result, Mr. Karmanos has and, in the future, Mr. Thewes may have, significant influence over the affairs of the Company, including any merger, consolidation, or sale of all or substantially all of the Company's assets.

MICHIGAN LAW; ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

         Certain provisions of the Company's Restated Articles of Incorporation and Bylaws and of Michigan law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. Michigan law provides that certain business combinations between covered Michigan corporations and a holder of 10% or more of the corporation's stock can only be consummated if approved by a 90% shareholder vote and by a two-thirds vote of unaffiliated shareholders, unless five years have elapsed since the acquisition by the 10% shareholder of its stock and unless certain other conditions are satisfied. Although such provisions are not applicable to the Company at this time, Michigan law allows the Board of Directors to choose to be subject to such provisions at any time. As a result, these provisions could discourage a third party from paying to the shareholders a premium in a tender offer or other change of control transaction. In addition, the Board of Directors has authority to issue up to 5,000,000 shares of Class A Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company believes that the ability to issue Preferred Stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes, the issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

POTENTIAL VOLATILITY OF STOCK PRICE

         The Company believes that factors such as quarterly fluctuations in results of operations and announcements of acquisitions or new products by the Company or by its competitors may cause the market price of the Common Stock to fluctuate. Moreover, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Company's Common Stock.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby by the Selling Shareholders.

                                DIVIDEND POLICY

          The Company has not paid any cash dividends on its Common Stock since fiscal 1986. The Company's loan agreement expressly prohibits the payment of any cash dividends on Common Stock. The Company currently expects that it will retain any earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                        DETERMINATION OF OFFERING PRICE

         The offering price of the securities offered hereby by Selling Shareholders may be based either on the market price of such securities on the Nasdaq National Market as it may exist from day to day during the offering period or may reflect a negotiated price.

                              SELLING SHAREHOLDERS

         The persons listed in the first column of the table below are the "Selling Shareholders." The Selling Shareholders are the former shareholders of Nu-Mega Technologies, Inc. a New Hampshire corporation ("NuMega"), acquired by Compuware pursuant to an Agreement and Plan of Merger, dated as of December 2, 1997 (the "Merger Agreement"). In connection with the acquisition of NuMega by Compuware, the Selling Shareholders received an aggregate of 3,341,603 shares of Compuware Common Stock for their stock in NuMega. Of the 3,341,603 shares received by the Selling Shareholders,up to 334,150 may be held in escrow to secure the indemnification obligations of the Selling Shareholders as provided in the Merger Agreement.

         The following table shows for each Selling Shareholder, as of the date of this Prospectus, certain information with regard to beneficial ownership of Common Stock of the Company:


                                                                                       Amount and Percent
                                 Amount of Beneficial                   Amount of         of Beneficial
                                  Ownership of Common                Common Stock      Ownership of Common
           Name               Stock Prior to Offering              Hereby Offered   Stock after Offering (1)
           ----               -----------------------              --------------   ------------------------

 Franklin C. Grossman (2)                   1,419,264                   1,419,264            0 (0%)
 Jonathan Jesse Irrevocable                     3,593                       3,593            0 (0%)
    Trust of 1996
 Suzi M. Grossman                               3,804                       3,804            0 (0%)
    Irrevocable Trust
 Jennny R. Grossman                             3,804                       3,804            0 (0%)
    Irrevocable Trust
 Thomas Guinther                                  950                         950            0 (0%)
 Thomas A. Herring (2)(3)                     256,814                      30,437        226,377(*)
 Henry L. Hillman Trust                        63,200                      63,200            0 (0%)
 William Talbott Hillman                       11,849                      11,849            0 (0%)
    Trust
 Audrey Hilliard Hillman                       11,849                      11,849            0 (0%)
    Trust
 Henry Lea Hillman, Jr.                        11,849                      11,849            0 (0%)
    Trust
 Juliet Lea Hillman Trust                      11,849                      11,849            0 (0%)
 Mercury Investments                           31,600                      31,600            0 (0%)
    L.L.C

                      James P. Moskun (2)                        1,224,761                   1,224,761            0 (0%)
                      Meghan A. Moskun                               3,593                       3,593            0 (0%)
                         Irrevocable Trust of
                         1996
                      Lucas J. Moskun                                3,593                       3,593            0 (0%)
                         Irrevocable Trust of
                         1996
                      Catherine Moskun                               3,593                       3,593            0 (0%)
                         Irrevocable Trust of
                         1996
                      Paul J. Moskun                                 3,593                       3,593            0 (0%)
                         Irrevocable Trust of
                         1996
                      Patricia A. Jesse                              3,593                       3,593            0 (0%)
                         Irrevocable Trust of
                         1996
                      Linda Jesse Irrevocable                        3,593                       3,593            0 (0%)
                         Trust of 1996
                      P. Matthew Pietrek (2)(4)                     16,966                         760         16,206(*)
                      Rho Management                               189,600                     189,600            0 (0%)
                         Company, Inc.
                      TCV II, V.O.F. (5)                             4,452                       3,928             524(*)
                      TCV II (Q), L.P. (5)                         105,405                      92,975          12,430(*)
                      TCV II Strategic                              18,706                      16,500           2,206(*)
                         Partners, L.P. (5)
                      Technology Crossover                          20,934                      18,464           2,470(*)
                         Ventures II, C.V. (5)
                      Technology Crossover                         137,103                     120,933          16,170(*)
                         Ventures II, L.P. (5)
                      Venhill Limited                               47,400                      47,400            0 (0%)
                         Partnership
                      William Wong                                     676                         676            0 (0%)



                            -----------------------

* Represents less than 1% of outstanding Common Stock.

(1) Based on the number of shares outstanding at the date of this Prospectus; assumes all of the shares offered hereby are sold by the Selling Shareholders.

(2) Employed by NuMega prior to the NuMega merger and currently employed by the Company.

(3) "Beneficial Ownership" includes 226,377 shares of Common Stock subject to options which may be exercised within 60 days of the date of this Prospectus.

(4) "Beneficial Ownership" includes 16,206 shares of Common Stock subject to options which may be exercised within 60 days of the date of this Prospectus.


 Technology Crossover Management II, L.L.C. ("TCM II"), is the sole General Partner of Technology Crossover Ventures II, L.P., TCV II(Q), L.P. and TCV II Strategic Partners, L.P., and the sole Investment General Partner of TCV II, V.O.F. and Technology Crossover Ventures II, C.V. As such, TCM II has sole investment control with respect to 286,600 shares of the Common Stock owned in the aggregate by these partnerships.


                              PLAN OF DISTRIBUTION

         The shares offered hereby may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest of the Selling Shareholders. Such sales may be made on the Nasdaq National Market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. The Selling Shareholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Acts, and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Honigman Miller Schwartz and Cohn, Detroit, Michigan.

                                    EXPERTS

         The consolidated financial statements and related financial statement schedules of Compuware Corporation and subsidiaries incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                               TABLE OF CONTENTS

                                                                                                                       PAGE


Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Incorporation of Certain Documents By Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Determination of Offering Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10


                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses payable by the Company in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

                                                                                                      TOTAL

Registration Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 31,298
Printing fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,000
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,000
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,000
Nasdaq Listing Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17,500
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,202


    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  70,000
                                                                                                       ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article VI of the Bylaws of the Registrant provides for the indemnification of the officers and directors of the Registrant in the manner authorized by the Michigan Business Corporation Act. The Michigan Business Corporation Act authorities a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). Reference is made to Exhibit 3.4 to this Registration Statement for the complete text of Article VI of the Bylaws.

   For provisions regarding the indemnification of the Registrant by the Selling Shareholders, and the indemnification of the Selling Shareholders by the Registrant, against certain liabilities, including liabilities under the Securities Act of 1933, reference is made to Section 8 of the Registration Rights Agreement, which is filed as Exhibit 4.8 to this Registration Statement.

ITEM 16. EXHIBITS

   (a)      Exhibits

         2.1 Stock Exchange Agreement, dated as of March 16, 1994, by and among Compuware Corporation, Uniface Holding B.V., the Sellers therein and the Sellers' Agent (incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-4, as amended, Registration No. 33-78822)
         3.4 Certificate of Restated Bylaws of Compuware, as amended (incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-1, as amended, Registration No. 33-53652)
         4.7 Certificate of Amendment to the Restated Articles of Incorporation (incorporated by reference to the corresponding exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997)

         4.8 Registration Rights Agreement dated December 12, 1997, by and among Compuware Corporation, the former shareholders of Nu-Mega Technologies, Inc., and Thomas Herring. (incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-3, Registration No. 333-43915, filed on January 8, 1998)
         5.1 Opinion of Honigman Miller Schwartz and Cohn concerning the legality of the securities being offered (incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-3, Registration No. 333-43915, filed on January 8, 1998)

        23.1     Independent Auditors' Consent

        23.2 Consent of Honigman Miller Schwartz and Cohn (contained in their opinion filed as Exhibit 5.1 incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-3, Registration No. 333-43915, filed on January 8,
                 1998)
        24.1 Power of Attorney (included after the signature of the Registrant contained on page II-3 of this Registration Statement incorporated by reference to the corresponding exhibit to the Registration Statement on Form S-3, Registration No. 333-43915, filed on January 8, 1998)

ITEM 17. UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i)         To include any prospectus required by
                 section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective data of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Farmington Hills, State of Michigan, on January 9, 1998.


                                             COMPUWARE CORPORATION



                                             By: /s/ Thomas Costello, Jr.
                                                ------------------------------
                                                   Thomas Costello, Jr.
                                                   Vice President,
                                                   General Counsel and Secretary




   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




     /s/ Peter Karmanos, Jr. *            Chairman of the Board, Chief Executive             January  9, 1998
-------------------------------------     Officer and Director (Principal Executive
         Peter Karmanos, Jr.              Officer


      /s/ Thomas Thewes *                 Vice Chairman of the Board                         January  9, 1998
-------------------------------------     and Director
          Thomas Thewes


      /s/ Joseph A. Nathan *              President, Chief Operating Officer                 January 9, 1998
-------------------------------------     and Director
          Joseph A. Nathan




      /s/ W. James Prowse *               Senior Vice President and Director                 January 9, 1998
-------------------------------------
          W. James Prowse


      /s/ Ralph A. Caponigro *            Senior Vice President and Chief Financial          January 9, 1998
-------------------------------------     Officer (Principal Financial Officer and
          Ralph A. Caponigro              Principal Accounting Officer)


                                          Director                                           January __, 1998
-------------------------------------
          Bernard M. Goldsmith

                                          Director                                           January __, 1998
-------------------------------------
          William O. Grabe


      /s/ William R. Halling *            Director                                           January 9, 1998
-------------------------------------
          William R. Halling


      /s/ G. Scott Romney *               Director                                           January 9, 1998
-------------------------------------
          G. Scott Romney


                                          Director                                           January __, 1998
-------------------------------------
          Lowell Weicker, Jr.


                                          Director                                           January __, 1998
-------------------------------------
          Elaine K. Didier


                                          Director                                           January __, 1998
-------------------------------------
          Elizabeth A. Chappell

*By:  /s/ Thomas Costello, Jr.                                                               January 9, 1998
      ------------------------------
          Thomas Costello, Jr.
          Attorney-in-fact


                               INDEX TO EXHIBITS


<Capiton>

EXHIBIT
NUMBER                      EXHIBIT                                                                      PAGE NO.
------                      -------                                                                      --------

   2.1                     Stock Exchange Agreement, dated as of March 16, 1994,
                           by and among Compuware Corporation, Uniface Holding
                           B.V., the Sellers therein and the Sellers' Agent (incorporated by reference to the corresponding exhibit to the Registration
                           Statement on Form S-4, as amended, Registration No. 33-78822)

   3.4                     Certificate of Restated Bylaws of Compuware, as amended
                           (incorporated by reference to the corresponding exhibit to the
                           Registration Statement on Form S-1, as amended, Registration
                           No. 33-53652)

   4.7                     Certificate of Amendment to the Restated Articles of
                           Incorporation (incorporated by reference to the corresponding exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997)


   4.8                     Registration Rights Agreement dated December 12, 1997, by and among Compuware Corporation, the former shareholders of Nu-Mega
                           Technologies, Inc., and Thomas Herring.  (incorporated  by reference to the corresponding exhibit to the Registration
                           Statement on Form  S-3, Registration No. 333-43915, filed on
                           January 8, 1998)

   5.1                     Opinion of Honigman Miller Schwartz and Cohn concerning the legality of the securities being offered.  (incorporated  by reference to the corresponding exhibit to the Registration
                           Statement on Form  S-3, Registration No. 333-43915, filed on
                           January 8, 1998)


  23.1                     Independent Auditors' Consent.


  23.2                     Consent of Honigman Miller Schwartz and Cohn (contained in their opinion filed as Exhibit 5.1 incorporated  by reference to the  corresponding exhibit to the Registration Statement on Form
                           S-3, Registration No. 333-43915, filed on  January 8, 1998)

  24.1                     Power of Attorney (included after the signature of  the Registrant contained on page II-3 of this Registration Statement incorporated by reference to the  corresponding exhibit to the Registration
                           Statement on Form  S-3, Registration No. 333-43915, filed on January 8, 1998)
